                     BENESSE HOLDINGS INTERNATIONAL, INC.
                        65 East 55th Street, 23rd Floor
                           New York, New York 10022

                                                              October 2, 1998

Berlitz International, Inc.
400 Alexander Park
Princeton, New Jersey   08540-6306

Ladies and Gentlemen:

         Reference is made to the Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), between Berlitz International, Inc., a New York corporation (the "Company"), and Benesse Holdings International, Inc., a Delaware corporation ("Benesse"), which is being entered into simultaneously with this letter agreement. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement.

         In connection with the Purchase Agreement, the parties hereby agree as follows:

         1. At the request of the Company and in order to permit the Company to proceed with the Company Shareholder Meeting and to furnish its proxy statement to shareholders in connection therewith, Benesse hereby irrevocably commits, subject to satisfaction of the conditions set forth in the Purchase Agreement and the Other Purchase Agreement to, and to the Closing of, the issuance and sale of an aggregate of $155 million of the Company's Convertible Exchangeable Subordinated Debentures Due 2010, Series A and B, and the application of the proceeds thereof as contemplated therein, to lend to the Company the principal sum of Fifty Million U.S. Dollars (US$50,000,000) on the Closing Date upon the terms and subject to the conditions of the subordinated promissory note attached hereto as Exhibit A .

         2. This letter agreement shall not be assignable by either party hereto without the prior written consent of both parties hereto and any purported assignment without such consent shall be null and void.

         3. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

         4. This letter agreement may be executed in counterparts, each of which shall be deemed an original, and all of which when taken together shall be deemed one and the same instrument.

         If the foregoing correctly sets forth the agreement between the parties hereto with respect to the subject matter hereof, kindly execute a copy of this agreement in the space indicated below at which time this letter agreement shall serve as a valid and binding agreement between the parties hereto with respect to the subject matter hereof.



                                         Very truly yours,

                                         BENESSE HOLDINGS INTERNATIONAL, INC.

                                         By: ___________________________
                                             Name:
                                             Title:

ACCEPTED AND AGREED TO:

BERLITZ INTERNATIONAL, INC.

By: _________________________
    Name:
    Title:

                                                                     EXHIBIT A

                          BERLITZ INTERNATIONAL, INC.
                         SUBORDINATED PROMISSORY NOTE

         THE SECURITY REPRESENTED BY THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY
           NOT BE SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT.


US$50,000,000                                               NEW YORK, NEW YORK
                                                            ________  __, 1998


SECTION 1.  PAYMENT OF PRINCIPAL AND INTEREST

         BERLITZ INTERNATIONAL, INC. (the "BORROWER"), a New York corporation, hereby promises to pay to the order of BENESSE HOLDINGS INTERNATIONAL, INC., a Delaware corporation, or its successors or permitted assigns (the "LENDER") the principal sum of Fifty Million U.S. Dollars (US$50,000,000). The principal amount of this Promissory Note (herein, this "NOTE") remaining unpaid from time to time shall bear interest from the date hereof, until paid in full, payable in accordance with Section 2 hereof. The Borrower agrees to repay the entire principal amount of this Note, and all accrued and unpaid interest thereon, in a single payment on the Maturity Date. As used herein, "MATURITY DATE" means [____________, 2010], the date which is the twelfth anniversary of the date hereof.

SECTION 2.  INTEREST.

         (a) Interest on all amounts outstanding hereunder shall be payable semi-annually in arrears on each Interest Payment Date. As used herein, "INTEREST PAYMENT DATE" means June 30 and December 30 of each year during the term hereof commencing December 30, 1998. If an Interest Payment Date does not fall on a Business Day, then the Interest Payment Date shall be the next preceding Business Day.

         (b) Interest shall be paid on the unpaid principal amount of this Note (i) until the fifth anniversary of this Note, at the Initial Interest Rate and (ii) thereafter, at the Reset Interest Rate. As used herein, the "INITIAL INTEREST RATE" shall be 5.90% per annum. All interest on this Note shall be calculated on the basis of a 365 day year and the actual number of days elapsed.

         (c) The Reset Interest Rate shall be determined and agreed upon by the Borrower and the Lender by no later than the fifth Business Day prior to the fifth anniversary of the date of this Note (the "DETERMINATION DATE"), provided, however, that in no event shall the Reset Interest Rate exceed the Applicable Rate. If the Borrower and the Lender are unable to agree upon the Reset Interest Rate by the Determination Date, the Reset Interest Rate shall be the Applicable Rate. As used herein, "RESET INTEREST RATE" shall mean the rate fixed on the Determination Date at which interest on the outstanding principal of this Note shall be calculated from and after the fifth anniversary of this Note until this Note is fully repaid.

         (d) Notwithstanding anything herein to the contrary, if on any Interest Payment Date the payment of interest on this Note is prohibited under
Section 9, in lieu of a cash payment of such amount of interest, the then principal amount payable under this Note shall be increased with effect from such Interest Payment Date by an amount equal to the amount of such prohibited cash payment. Any such amount of interest added to the principal of this Note shall continue to be considered a "scheduled payment on account of the Debt" for purposes of Section 9 and shall be payable as soon thereafter as is permitted under Section 9.

         (e) Notwithstanding anything herein to the contrary, the interest payable by the Borrower with respect to this Note shall not exceed the maximum amount permitted by applicable law and, to the extent that any payments in excess of such permitted amount are received by the Lender, such excess shall be considered payments in respect of the principal amount of this Note.

SECTION 3.  PAYMENT.

         Principal and interest hereunder shall be payable to the Lender without set-off or counterclaim in U.S. Dollars in immediately available funds to the bank account of the Lender as notified in writing to the Borrower.

SECTION 4.  OPTIONAL REDEMPTION.

         At its option, the Borrower may prepay this Note at any time from and after the tenth anniversary of the date of this Note if, as of such time, all of the Convertible Debentures have been repaid or converted into Common Stock (the "OPTIONAL REDEMPTION"). If the Borrower exercises such Optional Redemption, there shall be no prepayment penalty or premium.

SECTION 5.  REPRESENTATIONS AND WARRANTIES.

         The Borrower represents and warrants to the Lender that:

         (A) ORGANIZATION; POWER AND AUTHORITY. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Note and the Convertible Debentures and to perform the provisions hereof and thereof.

         (B) AUTHORIZATION, ETC. This Note and the Convertible Debentures have been duly authorized by all necessary corporate action on the part of the Borrower, and each of this Note and the Convertible Debentures constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (C) CAPITALIZATION; SUBSIDIARIES. (i) As of the date hereof, the authorized capital stock of the Borrower consists of: (x) 40,000,000 shares of common stock, par value $.10 per share ("COMMON STOCK"), of which 9,529,788 shares are issued and outstanding and (y) 180,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding.

                  (ii) The outstanding shares of Common Stock of the Borrower have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

                  (iii) The Borrower has disclosed in Schedule 5.4 to the Debenture Purchase Agreement a list of all its Subsidiaries together with the jurisdiction of organization of each such Subsidiary. All of the outstanding shares of capital stock or similar equity interests of each Subsidiary of the Borrower have been validly issued, are fully paid and nonassessable and are owned by the Borrower or another Subsidiary (except for certain shares owned by nominees and third parties as disclosed on Schedules 5.4(a)(i) and 5.4(a)(ii), respectively, to the Debenture Purchase Agreement) free and clear of any lien, except for liens on certain Subsidiaries' shares as indicated on
Schedule 5.4(b) to the Debenture Purchase Agreement.

                  (iv) Each Subsidiary of the Borrower is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

         (D) FILED DOCUMENTS AND FINANCIAL STATEMENTS. (i) Each of the documents filed with the Securities and Exchange Commission since January 1, 1998 complied as to form in all material respects with all of the requirements of the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, as applicable, and did not contain any untrue statement of a material fact or omit to state any material fact required to be contained therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. Any financial statements contained in such filings (including in each case the related schedules and notes) fairly represent in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the respective dates and the consolidated results of their operations and cash flows for the respective periods and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). Since December 31, 1997, there has been no change in the financial condition, operations, business or properties of the Borrower or any of its Subsidiaries except as disclosed in the Borrower's consolidated financial statements or changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

                  (ii) The Borrower's unaudited interim financial statements, included in the information listed in Schedule 5.5(b) to the Debenture Purchase Agreement and delivered to the Lender, were prepared in all material respects on the same basis as the financial statements contained in the documents filed with the Securities and Exchange Commission and fairly present the financial position of the Borrower as of the dates referenced therein.

                  (iii) The Borrower's financial projections, included in the information listed in Schedule 5.5(c) and delivered to the Lender, were prepared in good faith based on assumptions believed to have been reasonable at the time made and were prepared in all material respects consistent with past accounting practices; however, no representation or warranty is made with respect to actual financial results which will vary and may vary materially from such projections.

         (E) COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC. The execution, delivery and performance by the Borrower of this Note and the Convertible Debentures will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Borrower or any Subsidiary under, any indenture, mortgage, deed of trust, loan, credit agreement, corporate charter or by-laws, or any other material agreement, lease or instrument to which the Borrower or any Subsidiary is bound or by which the Borrower or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or governmental authority applicable to the Borrower or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any governmental authority applicable to the Borrower or any Subsidiary, which violation would reasonably be expected to have a Material Adverse Effect. No representation or warranty is made with respect to the Borrower's agreement with NationsBank, National Association, all amounts owing under which have been repaid on or prior to the date of this Note.

         (F) GOVERNMENTAL AUTHORIZATIONS, ETC. No consent, approval or authorization of, or registration, filing or declaration with, any governmental authority is required in connection with the execution, delivery or performance by the Borrower of this Note.

         (G) LITIGATION; OBSERVANCE OF STATUTES AND ORDERS. (i) There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary in any court or before any arbitrator of any kind or before or by any governmental authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

                  (ii) Neither the Borrower nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or governmental authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation environmental laws) of any governmental authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

         (H) TAXES. The Borrower and its Subsidiaries have filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, or the failure to file with respect to which, is not individually or in the aggregate material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Borrower or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Federal income tax liabilities of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended 1994.

         (I) TITLE TO PROPERTY; LEASES. The Borrower and its Subsidiaries have good title to their respective properties, including all such properties reflected in the audited balance sheet as of December 31, 1997 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of), in each case free and clear of liens, except for those defects in title and liens that, individually or in the aggregate, would not have a Material Adverse Effect or as otherwise set forth on Schedule 5.10 to the Debenture Purchase Agreement. All material leases are valid and subsisting and are in full force and effect in all material respects.

         (J) LICENSES, PERMITS, ETC. The Borrower and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are material, without conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

         (K) PRIVATE OFFERING BY THE BORROWER. Neither the Borrower nor anyone acting on its behalf has offered this Note or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Lender, which has been offered this Note at a private sale for investment. Neither the Borrower nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of this Note to the registration requirements of Section 5 of the Securities Act of 1933, as amended.

         (L) USE OF PROCEEDS. The Borrower will as promptly as practicable apply substantially all the proceeds of the sale of this Note and the Convertible Debentures to retire existing indebtedness in accordance with
Schedule 5.14 to the Debenture Purchase Agreement.

         (M) EXISTING INDEBTEDNESS. Neither the Borrower nor any Subsidiary is in default, and no waiver of default is currently in effect, in the payment of any principal of or interest on any Indebtedness of the Borrower or such Subsidiary in an aggregate principal amount in excess of $3,000,000 and no event or condition exists with respect to any such Indebtedness of the Borrower or any Subsidiary that would (i) permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment or (ii) prevent the Borrower or any Subsidiary from prepaying any such Indebtedness without prepayment penalty or premium (except (A) for the Borrower's agreement with NationsBank, National Association, all amounts owing under which have been repaid on or prior to the date of this Note, and (B) that a prepayment penalty or premium might become payable in connection with any early termination of the Borrower's interest rate, currency or similar swaps).

         (N) FOREIGN CORRUPT PRACTICES ACT. The Borrower is not in violation of Section 30A of the Securities Exchange Act of 1934, as amended.

         (O) NO BROKERS OR FINDERS. No agent, broker, finder, or investment or commercial banker (other than Goldman, Sachs & Co., as to whose fees and expenses the Borrower shall have full responsibility and the Lender shall have no responsibility) or other Person or firm engaged by or acting on behalf of the Borrower or any Subsidiary in connection with the negotiation, execution or performance of this Note, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Note.

         (P) "BERLITZ" TRADEMARK. Except as disclosed in Schedule 5.21 to the Debenture Purchase Agreement, the Borrower has valid title and ownership of, and has properly registered the "Berlitz" trademark, and use of such trademark in the Borrower's business as now conducted or as currently proposed to be conducted causes no known conflict with or infringement of the rights of others except for any such failure or conflict which would not be expected to have a Material Adverse Effect. Except as disclosed in Schedule 5.21 to the Debenture Purchase Agreement, neither the Borrower nor any Subsidiary has received any written notice challenging the Borrower's rights or making any other claim with respect to the "Berlitz" trademark or is aware of any such threatened challenge or claim; and such trademark is free and clear of any liens except as disclosed in Schedule 5.21 to the Debenture Purchase Agreement.

SECTION 6.  COVENANTS.

         In addition to the other undertakings herein contained, the Borrower hereby covenants to the Lender that so long as any amount payable hereunder is outstanding the Borrower shall perform the following obligations:

         (A) USE OF PROCEEDS. The Borrower shall use the proceeds of this Note only for prepayment of amounts outstanding under the Benesse Facilities, prepayment of amounts outstanding under the Bank Credit Facilities, repayments of other Indebtedness or for any other purpose if approved by the Lender in writing.

         (B) OTHER AGREEMENTS. The Borrower shall perform all of its obligations as and when required pursuant and with respect to the Convertible Debentures as in effect on the date hereof.

         (C) INFORMATION. The Borrower shall furnish to the Lender:

                  (i) promptly, such financial and other information as the Lender may from time to time reasonably request; and

                  (ii) promptly, any financial and other information provided to the holders of the Convertible Debentures pursuant to subsection
         (b).

         (D) COMPLIANCE WITH LAW. The Borrower will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, environmental laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (E) INSURANCE. The Borrower will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

         (F) MAINTENANCE OF PROPERTIES. The Borrower will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance would not, individually or in the aggregate, have a Material Adverse Effect.

         (G) PAYMENT OF TAXES. The Borrower will and will cause each of its Subsidiaries to file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that neither the Borrower nor any Subsidiary need pay any such tax or assessment if (i) the amount, applicability or validity thereof is contested by the Borrower or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Borrower or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Borrower or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect.

         (H) CORPORATE EXISTENCE, ETC. Except as provided in Section 6(j), the Borrower will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 6(j), the Borrower will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged or consolidated into the Borrower or a Subsidiary) and all rights and franchises of the Borrower and its Subsidiaries unless, in the good faith judgment of the Borrower, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

         (I) REPURCHASE OF NOTE AT THE OPTION OF THE LENDER UPON A CHANGE OF CONTROL.

                  (i) Upon the occurrence of a Change of Control or a Benesse Sale Event, the Lender shall have the right, at the Lender's option, pursuant to an offer (subject only to conditions required by applicable law, if any) by the Borrower (the "CHANGE OF CONTROL OFFER"), to require the Borrower to repurchase for cash all or any part of this Note (provided, that the principal amount of this Note to be repurchased must be $1,000,000 or an integral multiple thereof) on a date (the "CHANGE OF CONTROL PURCHASE DATE") that is no later than 150 days after the occurrence of such Change of Control or Benesse Sale Event, whichever it may be, at the Change of Control Purchase Price specified below, plus accrued and unpaid interest to the Change of Control Purchase Date. The Change of Control Offer shall be made within 15 business days following a Change of Control or Benesse Sale Event, whichever it may be, and shall remain open for 20 Business Days following its commencement (the "CHANGE OF CONTROL OFFER PERIOD"). Upon expiration of the Change of Control Offer Period, the Borrower promptly, but, in any event, no later than 150 days from the Change of Control, shall purchase this Note (or part thereof) properly tendered in response to the Change of Control Offer.

                  (ii) As used herein, a "CHANGE OF CONTROL" means:

                           (A) any merger or consolidation of the Borrower with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Borrower on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Section 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than Benesse, Corporation or any of its Affiliates (collectively, the "BENESSE GROUP"), is or becomes the beneficial owner (as such term is used in Rule 13d-3 of the Exchange Act or any successor provision thereto), directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers or trustees, as applicable, of the transferee(s) or surviving entity or entities,

                           (B) any "person" or "group" other than the Benesse Group, becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power in the aggregate of the all classes of capital stock of the Borrower then outstanding normally entitled to vote in election of directors, or

                           (C) during any period of 12 consecutive months after the date of this Note, individuals, together with successors selected by such individuals, who at the beginning of any such 12-month period constituted the Board of Directors of the Borrower cease for any reason (other than a planned retirement) to constitute a majority of the Board of Directors of the Borrower then in office, as applicable.

                  A "BENESSE SALE EVENT" means the sale by the Benesse Group of 80% or more of the aggregate number of shares of Common Stock directly or indirectly owned by the Benesse Group on the date of this Note.

                  The "CHANGE OF CONTROL PURCHASE PRICE" means 101% of the principal amount of the Note.

                           (iii) On or before the Change of Control Purchase Date, the Borrower will (A) accept for payment this Note or portion thereof properly tendered pursuant to the Change of Control Offer,
         (B) promptly pay the Lender an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest, if any), and (C) authenticate and deliver to the Lender a new Note equal in principal amount to any unpurchased portion of the Note surrendered.

      (J) MERGER, CONSOLIDATION, ETC. The Borrower shall not consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person unless:

                  (i) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Borrower as an entirety, as the case may be, shall be a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Borrower is not such corporation, such corporation shall have executed and delivered to the Lender its assumption of the due and punctual performance and observance of each covenant and condition of this Note; and

                  (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Borrower shall have the effect of releasing the Borrower or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 6(j) from its liability under this Note.

         (K) INSPECTION. The Borrower shall permit the representatives of the
Lender:

                  (i) No Default -- if no Default or Event of Default then exists, at the expense of the Lender and upon reasonable prior notice to the Borrower, to visit the principal executive office of the Borrower, to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the Borrower's officers, and with the consent of the Borrower (which consent will not be unreasonably withheld) to visit the other offices and properties of the Borrower and each Significant Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

                  (ii) Default -- if a Default or Event of Default then exists, at the expense of the Borrower to visit and inspect any of the offices or properties of the Borrower or any Significant Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Borrower authorizes said accountants to discuss the affairs, finances and accounts of the Borrower and its Significant Subsidiaries), all at such times and as often as may be requested.

         (L) FURTHER DOCUMENTS. The Borrower shall execute all such other documents and instruments and do all such other acts and things as the Lender may from time to time reasonably require to carry out the transactions contemplated herein.

SECTION 7.  EVENTS OF DEFAULT.

         Except upon the occurrence of an event under (e) or (f) below, whereupon this Note shall become immediately due and payable without notice or declaration by the Lender, the Lender may, subject to Section 9, by written notice to the Borrower, declare this Note immediately due and payable, whereupon this Note and all sums due hereunder shall become immediately due and payable without protest, presentment, demand or notice (except the notice referred to above in this Section 7) or without petition to any court, all of which are expressly waived by the Borrower, if any of the following events (each an "EVENT OF DEFAULT") shall occur:

         (a) principal or interest due under this Note shall not be paid as and when due, whether at maturity, by declaration or otherwise; or

         (b) any representation by the Borrower herein shall prove to be false or incorrect in any material respect as of the date made; or

         (c) the Borrower shall default in any material respect in the due performance of any term or covenant of this Note (which is not the subject of another subsection of this Section 7) which default, if remediable, shall continue unremedied for a period of thirty (30) days after the earlier of (i) the day an officer of the Borrower obtains actual knowledge of such default, and (ii) the day the Lender gives written notice of such default to the Borrower (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (c) of Section 7); or

         (d) (i) the Borrower or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $25,000,000 beyond any period of grace provided with respect thereto, or (ii) the Borrower or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $25,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment; or

         (e) the Borrower or any Significant Subsidiary shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator for itself or any of its assets or properties, (ii) admit in writing its inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent, (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or any answer admitting the material allegations of a petition filed against it in any proceeding under any such law or if action shall be taken by the Borrower or such Significant Subsidiary for the purpose of effecting any of the foregoing,

(vi) have commenced against it any case, proceeding or other action of a nature described in (i) through (v) above which remains undismissed for a period of 60 days or (vii) take or be subject to any action similar to those specified in clauses (i) through (vi) in any jurisdiction; or

         (f) an order, judgment or decree shall be entered, without the application, approval or consent of the Borrower or any Significant Subsidiary, with respect to the Borrower or such Significant Subsidiary or all or a substantial part of the assets of the Borrower or any such Significant Subsidiary, appointing a receiver, trustee or liquidator of the Borrower or such Significant Subsidiary, or any similar order, judgment or decree shall be entered or appointment made in any jurisdiction, and such order, judgment or decree or appointment shall continue unstayed and in effect for a period of 60 days; or

         (g) a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered against one or more of the Borrower and its Significant Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay.

SECTION 8.  APPLICATION OF PAYMENTS.

         Each payment or prepayment received by the Lender hereunder, except as expressly set forth herein, shall be applied, first, to the payment of accrued interest on this Note to the date of such payment and second, to the payment of the principal amount of this Note.

SECTION 9.  SUBORDINATION AGREEMENT.

         (a) The Borrower covenants and agrees and the Lender, by the Lender's acceptance hereof, likewise covenants and agrees, for itself and any future holder of this Note or the indebtedness evidenced hereby, that, to the extent and in the manner set forth below in this Section 9, the Company's Senior Obligations will be senior in right of payment to the Debt. The Lender by accepting this Note acknowledges and agrees that the subordination provisions set forth in this Section 9 are, and are intended to be, an inducement and a consideration to each holder of any Senior Obligation, whether such Senior Obligation was created or acquired before or after the issuance of this Note, to acquire and continue to hold, or to continue to hold, such Senior Obligation and such holder of Senior Obligations shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or continuing to hold, such Senior Obligations.

         (b) As used herein, "SENIOR IN RIGHT OF PAYMENT" means that:

                  (i) no part of the Debt shall have any claim to the assets of the Borrower on a parity with or prior to the claim of the Senior Obligations;

                  (ii) unless and until the Senior Obligations have been paid in full, without the express prior written consent of all holders of such Senior Obligations, the Lender will not take, demand (including by means of any legal action) or receive from the Borrower, and the Borrower will not make, give or permit, directly or indirectly, by set-off, redemption, purchase or in any other manner, any payment of or security for the whole or any part of the Debt; provided, however, that (x) at any time, the Borrower may make, and the Lender may receive, scheduled payments on account of the Debt in accordance with the terms hereof except if a default in the performance or observance of any term or condition relating to any Senior Obligations (other than a default in the payment of any principal of, premium if any, or interest on the Senior Obligations) has occurred and is continuing that permits the holders of the Senior Obligations to declare such Senior Obligations to be due and payable, the holders of Senior Obligations may give notice (a "SENIOR BLOCKAGE NOTICE") to the Borrower (provided, however, no more than one Senior Blockage Notice may be given during any 365 consecutive day period) that until all Senior Obligations are paid in full, no scheduled payments may be made by the Borrower on account of the Debt during the period ("SENIOR BLOCKAGE PERIOD") commencing on the date of such Senior Blockage Notice and ending on the earliest of: (A) 189 days after the date of such Senior Blockage Notice; (B) the date of such default is cured or waived; and (C) the date that the holders of the Senior Obligations shall have given notice to the Borrower of termination of the Senior Blockage Period, and except when a default in the payment of any principal of, premium if any, or interest on the Senior Obligations has occurred and is continuing or would result therefrom and (y) upon the acceleration of the maturity of any Senior Obligations, the Lender may accelerate the scheduled maturities of the Debt if and to the extent permitted hereby at such time but such acceleration shall not give the Lender any right to take, demand (including by means of any legal action) or receive from the Borrower, or the Borrower the right to make, give or permit, directly or indirectly, by set-off, redemption, purchase or in any other manner, any payment of or security for the whole or any part of the Debt unless and until the Senior Obligations have been paid in full.

         (c) Any payment or distribution of assets of the Borrower, whether in cash, property or securities, to which the Lender would be entitled except for the provisions hereof, shall be paid or delivered by the Lender, or any receiver, trustee in bankruptcy, liquidating trustee, disbursing agent or other Person making such payment or distribution, to the holders of the Senior Obligations or their representative, ratably in accordance with the amounts thereof, to the extent necessary to pay in full all Senior Obligations, before any payment or distribution shall be made to the Lender.

         (d) The expressions "prior payment in full," "payment in full," "paid in full" and any other similar terms or phrases when used herein with respect to the Senior Obligations shall mean the payment in full in cash, in immediately available funds, of all the Senior Obligations and the expression "any payment of or security for the whole or any part of the Debt" and any other similar terms of phrases when used herein shall not be deemed to include a payment or distribution of stock or securities of the Borrower provided for by a plan or reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law or of any other corporation provided for by such plan of reorganization or readjustment, which stock or securities are subordinated in right of payment to all then outstanding Senior Obligations to substantially the same extent as this Note is so subordinated as provided in this Section 9. The consolidation of the Borrower with, or the merger of the Borrower into, another Person or the liquidation or dissolution of the Borrower following the conveyance or transfer of all or substantially all of its properties and assets as an entirety to another Person upon the terms and conditions set forth in Section 6(j) shall not be deemed a "proceeding" for the purposes of this Section 9 if the Person formed by such consolidation or into which the Borrower is merged or the Person which acquires by conveyance or transfer such properties and assets as an entirety, as the case may be, shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions set forth in Section 6(j).

         (e) If any payment or distribution, whether consisting of money, property or securities, be collected or received by the Lender in respect of the Debt, except payments of principal or interest permitted hereunder, the Lender forthwith shall deliver the same to the holders of the Senior Obligations or their representative, ratably in accordance with the amounts thereof, in the form received, duly endorsed to such holders or such representative, if required, to be applied to the payment or prepayment of the Senior Obligations until the Senior Obligations are paid in full. Until so delivered, such payment or distribution shall be held in trust by the Lender as the property of such holders of Senior Obligations, segregated from other funds and property held by the Lender.

         (f) As used herein, "SENIOR OBLIGATIONS" shall mean collectively the unpaid principal of, premium, if any, and interest on (including, without limitation, interest accruing after the maturity thereof and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Convertible Debentures, any other debentures for which the Convertible Debentures may be exchangeable, and all other Indebtedness of the Borrower having an initial principal amount in excess of $5,000,000, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, in each case whether on account of principal, premium interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise which by its express terms states it is a "Senior Obligation" as such term is used in this Note.

SECTION 10.  ADDITIONAL DEFINITIONS.

         As used herein, the following terms have the respective meanings set forth below:

         "APPLICABLE RATE" means the interest rate per annum calculated as the sum of (x) LIBOR plus (y) that number of basis points over LIBOR determined from the following table based upon the Consolidated Leverage Ratio computed as of the same day as of which LIBOR is determined, less (z) 50.0 basis points:

                                                                                    BASIS POINTS OVER
                  CONSOLIDATED LEVERAGE RATIO                                            LIBOR
------------------------------------------------------------------------          ----------------------
Less than or equal to 1.25                                                               37.5 bps

Less than or equal to 2.0 but greater than 1.25                                          42.5 bps

Less than or equal to 2.5 but greater than 2.0                                           50.0 bps

Less than or equal to 3.0 but greater than 2.5                                           62.5 bps

Greater than 3.0                                                                         87.5 bps



         "BANK CREDIT FACILITIES" means the $120 million term loan and the $70 million revolving credit facility by and among Nationsbank, National Association, as agent, the other lenders party thereto and Berlitz International, Inc., as Borrower, dated August 28, 1997, as amended.

         "BENESSE FACILITIES" means all amounts owed under the $20 million subordinated non-negotiable note dated September 21, 1994 issued by Berlitz International, Inc. payable to Benesse Holdings International, Inc. (f/k/a/ Fukutake Holdings (America), Inc.); the $6 million subordinated promissory note dated March 25, 1996 issued by Berlitz International, Inc. payable to Benesse Holdings International, Inc., and the (Y)1 Billion subordinated promissory note dated September 21, 1994 issued by Berlitz Japan, Inc. payable to Benesse Corporation.

         "BUSINESS DAY" means, for the purposes of this Note, any day other than a Saturday, a Sunday or a day on which commercial banks in New York are required or authorized to be closed.

         "CAPITAL LEASES" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

         "COMMON STOCK" means shares of common stock, par value $.10 per share, of the Borrower.

         "CONSISTENT BASIS" in reference to the application of GAAP means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited financial statements of the Borrower in prior periods, except to the extent any deviation therefrom is disclosed to the Lender by the Borrower and approved by the Lender and Deloitte & Touche LLP or any other independent accountants of nationally recognized standing.

         "CONSOLIDATED LEVERAGE RATIO" means, as of the date of computation thereof, the ratio of (i) the total amount outstanding under all Senior Obligations (as determined at such date) minus Subordinated Debt (as determined at such date) to (ii) EBITDA for the most recent Four-

Quarter Period ending at least 45 (or in the case of a Four-Quarter Period ending on the last day of the Borrower's fiscal year, 90) days prior to such date of computation.

         "CONVERTIBLE DEBENTURES" shall mean the $155,000,000 aggregate principal amount of 5% Convertible Exchangeable Subordinated Debentures due 2010, Series A and Series B, of the Borrower.

         "DEBENTURE PURCHASE AGREEMENT" means the Purchase Agreement, dated as of October 2, 1998, between the Borrower, as issuer, and the Lender, as purchaser, pursuant to which the Lender is purchasing on the date of this Note $55,000,000 principal amount of Series B of the Convertible Debentures.

         "DEBT" means collectively the unpaid principal of, premium, if any, and interest on (including, without limitation, interest accruing after the maturity date of this Note and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) this Note and all other indebtedness of the Borrower in respect thereof, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, in each case whether on account of principal, premium, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise.

         "DEFAULT" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

         "EBITDA" means, with respect to the Borrower for any Four-Quarter Period ending on the date of computation thereof, the sum of, without duplication, (i) Net Income, (ii) Interest Expense, (iii) taxes on income,
(iv) amortization, (v) depreciation, (vi) other non-cash liabilities, expenses and minority interests otherwise deducted in calculating Net Income, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis; provided, however, that there shall be added to EBITDA the amount otherwise deducted therefrom attributable to foreign currency exchange translation adjustment losses.

         "FOUR-QUARTER PERIOD" means a period of four full consecutive fiscal quarters of the Borrower, taken together as one accounting period.

         "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

         "GUARANTY" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

                  (a) to purchase such indebtedness or obligation or any property constituting security therefor;

                  (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

                  (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

                  (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

         "INDEBTEDNESS" with respect to any Person, means, on any date of determination (without duplication):

                  (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

                  (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

                  (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

                  (d) all liabilities for borrowed money secured by any lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

                  (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

                  (f)      Swaps of such Person; and

                  (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

         "INTEREST EXPENSE" means, with respect to any period of computation thereof, the difference of (a) the gross interest expense of the Borrower for such period, including without limitation (i) the current amortized portion of debt discounts to the extent included in gross interest expense, (ii) the current amortized portion of all fees (including fees payable in respect of any swap agreement) payable in connection with the incurrence of Indebtedness to the extent included in gross interest expense and (iii) the portion of any payments made in connection with Capital Leases allocable to interest expense, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis, less (b) all interest on Subordinated Debt accrued but not paid in cash during such period.

         "JOINT VENTURE" means any corporation, partnership or other entity in which the Borrower, directly or indirectly has any equity interest, the accounts of which are not consolidated with those of the Borrower in accordance with GAAP.

         "LIBOR" means the six month LIBOR rate on the London banking day agreed to by the Borrower and the Lender in determining the Reset Interest Rate or, absent such agreement, on the second London banking day prior to the fifth anniversary of this Note, in each case, as published in the Wall Street Journal on the next succeeding Business Day.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole, or (b) the ability of the Borrower to perform its obligations under this Note, or (c) the validity or enforceability of this Note.

         "NET INCOME" means, for any period of computation thereof, the gross revenues from operations and income of the Borrower, other than Joint Ventures (including payments received by the Borrower, other than Joint Ventures, of interest income and dividends and distributions made in the ordinary course of their businesses by those entities in which investment is permitted pursuant to this Note and not related to an extraordinary event, including without limitation royalties, dividends and distributions made in cash from accumulated net earnings of a Joint Venture to the Borrower), less all operating and non-operating expenses of the Borrower, other than Joint Ventures, including taxes on income, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis; but excluding from Net Income for all purposes, (i) any gain resulting from foreign currency translation adjustments, (ii) any positive adjustment for minority interests,
(iii) net gains on the sale, conversion or other disposition of capital assets, (iv) net gains on the acquisition, retirement, sale or other disposition of capital stock and other securities of the Borrower, (v) net gains on the collection of proceeds of life insurance policies, (vi) any write-up of any asset, and (vii) any other net gain or credit of an extraordinary nature as determined in accordance with GAAP applied on a Consistent Basis.

         "PERSON" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

         "PREFERRED STOCK" means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

         "SUBORDINATED DEBT" means this Note, and all other indebtedness of the Borrower which (i) is subordinated to the Senior Obligations, or (ii) has a maturity date later than this Note and provides that no cash payments of principal, interest or fees may be made prior to the Maturity Date of this Note.

         "SIGNIFICANT SUBSIDIARY" means at any time any Subsidiary that would at such time constitute a "significant subsidiary" (as such term is defined in Regulation S-X of the Securities and Exchange Commission as in effect on the date of this Note) of the Borrower.

         "SUBSIDIARY" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Borrower.

         "SWAPS" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Note, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

SECTION  11.  RELATION TO OTHER TRANSACTIONS.

         Except as expressly set forth herein, the obligations of the Borrower hereunder are unconditional and no reference to any other document or agreement herein is intended or shall be deemed to render the Borrower's obligations hereunder conditional. The illegality or unenforceability of, or the default by any party under, any other document or agreement referred to herein shall not constitute a defense to any claim by the Lender for the payment of principal, interest or any other amount hereunder. Notwithstanding the foregoing, this Section 11 shall in no manner affect or be deemed to affect the subordination of this Note pursuant to
Section 9 hereof or the rights of the holders of the Senior Obligations.

SECTION 12.  ASSIGNMENT, ETC.

         This Note shall be binding upon each of the Borrower, the Lender and their respective successors and assigns; provided, however, the Borrower may not assign this Note without the prior written consent of the Lender. The Lender may sell, assign or transfer this Note without any requirement of consent by the Borrower.

SECTION 13.  INDEMNIFICATION.

         The Borrower shall pay, indemnify, and hold the Lender harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees and expenses) or disbursements of any kind or nature whatsoever ("LOSSES") arising out of or in connection with (a) the enforcement of any rights of the Lender under this Note, and (b) any claim (whether or not asserted in any legal proceeding), litigation, investigation, arbitration or proceeding relating to this Note (collectively, "INDEMNIFIED LIABILITIES") provided that the Borrower shall have no obligation hereunder to the Lender with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Lender, (ii) legal proceedings commenced against the Lender by any security holder or creditor of the Lender arising out of or based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this section shall survive for eighteen (18) months after repayment of this Note and all other amounts payable hereunder.

SECTION 14.  NO WAIVER, CUMULATIVE REMEDIES.

         The Lender shall not by any act (except by a written instrument signed by the Lender), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

SECTION 15.  EXPENSES.

         Each party hereto agrees to pay or reimburse, or cause to be paid or reimbursed, all of its costs and expenses incurred in connection with the preparation, execution, and delivery of this Note including, without limitation, the fees and disbursements of counsel.

SECTION 16.  GOVERNING LAW.

         This note and the rights and obligations of the Borrower and Lender under this Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

SECTION 17.  WAIVERS OF JURY TRIAL.

         The Borrower and, by acceptance hereof, the Lender hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Note or any other documents related hereto and for any counterclaim therein.

         IN WITNESS WHEREOF, the Borrower has caused a duly authorized officer of the Borrower, solely in such officer's capacity as such, to duly execute this Note on behalf of the Borrower in New York, New York as of the date hereof.

                                         BERLITZ INTERNATIONAL, INC.

                                         By:______________________________
                                            Name:
                                            Title:

AGREED TO AND ACCEPTED:

BENESSE HOLDINGS INTERNATIONAL, INC.

By: ________________________________
    Name:
    Title: